EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 11, 2022 with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2022-3, Diversified Healthcare Portfolio 2022-3, Energy Portfolio 2022-3, Financial Institutions Portfolio 2022-3 and Utility Income Portfolio 2022-3 (included in Invesco Unit Trusts, Series 2233) as of August 11, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-265619) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
August 11, 2022